Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
November 8, 2017	Michael D. Neese	Joe Vagi
	VP, Investor Relations	Manager, Corporate Communications
	(804) 287-8126	(804) 484-7737
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2018 Results

Strong Improvement in Sales, Profit and Cash Flow

First-Quarter Fiscal 2018 Highlights

•	Case volume grew by 3.5%

•	Net sales increased 7.9% to $4.4 billion

•	Gross profit improved by 8.5% to $554.7 million

•	Net income was up 85.2% to $22.6 million

•	Adjusted EBITDA grew by 19.3% to $90.7 million[1]

•	Diluted earnings per share (EPS) increased 83.3% to $0.22

•	Adjusted Diluted EPS increased 35.0% to $0.27[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its first-quarter fiscal 2018 business results.

“We started the year with strong momentum across our company and achieved adjusted EBITDA growth of nearly 20 percent,” said George Holm, PFG’s President and Chief Executive Officer. “Our team continues to execute on our customer-centric initiatives, and as a result of the quarter’s success in each of our three business segments, we reaffirm our fiscal 2018 outlook.”

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2018 Financial Summary

Total case volume increased 3.5% in the first quarter of fiscal 2018 compared to the prior year period, with underlying organic growth of 2.1%. Total case volume was driven by a 6.3% increase in independent cases, growth in Performance Brands cases and broad-based growth in Vistar’s sales channels.

Net sales for the first quarter of fiscal 2018 increased 7.9% to $4.4 billion, versus the comparable prior year period. Gross profit for the first quarter of fiscal 2018 grew 8.5% compared to the prior year period, to $554.7 million. The gross profit increase was led by case growth and through selling an improved mix of customer channels and products, specifically to the independent channel. Gross margin as a percentage of net sales was up 10 basis points to 12.7%.

Operating expenses grew by 5.1% in the first quarter of fiscal 2018 compared to the prior year period, to $504.2 million. The increase was primarily due to growth in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses, partially offset by decreases in professional, legal and consulting expenses.

Net income grew by 85.2% in the first quarter of fiscal 2018 compared to the prior year period, to $22.6 million. The growth was primarily a result of an increase in operating profit, partially offset by interest, income tax and other expenses. The increase in interest expense was primarily the result of higher average borrowings. For the quarter, the income tax rate was up 10 basis points to 37.5%.

Diluted EPS increased 83.3% in the first quarter of fiscal 2018 over the prior year period, to $0.22 per share. Adjusted diluted EPS grew by 35.0% in the first quarter over the prior year period, to $0.27 per share.

EBITDA was up 32.8% in the first quarter of fiscal 2018 compared to the prior year period, to $82.2 million. For the quarter, Adjusted EBITDA increased 19.3% to $90.7 million compared to the prior year period.

Cash Flow and Capital Spending

In the first quarter of fiscal 2018, PFG generated $16.0 million in cash flow from operating activities, an increase of $91.2 million versus the prior year period. The improvement in cash flow from operating activities was largely driven by higher operating results and improvements in working capital. For the first quarter of fiscal 2018, the company invested $16.5 million in capital expenditures, or 0.4% of fiscal 2018 first-quarter net sales, a decrease of $18.3 million versus the prior year period.

First-Quarter Fiscal 2018 Segment Results

Performance Foodservice (PFS)

Net sales for the first quarter of fiscal 2018 grew by 7.8% to $2.6 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including 6.3% independent case growth and solid independent customer demand for Performance Brands. For the quarter, independent sales as a percentage of total segment sales was 46.0%.

EBITDA for PFS was up 8.5% to $78.8 million compared to the prior year period. EBITDA growth was driven by a 6.5% increase in gross profit, partially offset by higher operating expenses. The increase in gross profit per case resulted from a favorable shift in the mix of cases sold to independent customers and sales of Performance Brands.

PFG Customized

Net sales for PFG Customized grew by 3.3% for the first quarter of fiscal 2018 to $896.1 million compared to the prior year period. The improvement over the prior year period was the result of a shift in product mix, partially offset by a decrease in case volume.

Segment EBITDA for PFG Customized was up 33.3% to $5.2 million. The improvement was driven by an increase in gross profit per case and by a decrease in operating expenses. Gross profit increased primarily as a result of a favorable shift in sales mix.

Vistar

For the first quarter of fiscal 2018, Vistar net sales grew by 7.5% to $796.8 million compared to the prior year period. This increase was driven by strong case sales growth in the segment’s hospitality, retail, theater, and vending channels.

First-quarter EBITDA for Vistar was up 18.3% versus the prior year to $25.8 million. Gross profit dollar growth of 14.2% for the first quarter was fueled by an increase in the number of cases sold.

Fiscal 2018 Outlook

For fiscal 2018, PFG reaffirms its Adjusted EBITDA growth to be in a range of 8% to 11% over its fiscal 2017 Adjusted EBITDA of $390.7 million. The company expects to be at the higher end of the fiscal 2018 Adjusted EBITDA range, which reflects expected first-half growth in the mid-teens and expected second-half growth in the high single digits.

PFG also reaffirms it expects fiscal 2018 Adjusted Diluted EPS to grow in a range of 13% to 18% to $1.40 to $1.46 over its fiscal 2017 Adjusted Diluted EPS of $1.24.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on November 8, 2017 at 9:00 a.m. Eastern Standard Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 14,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence;

•	departure of key members of senior management;

•	risks relating to federal, state, and local tax rules;

•	the cost and adequacy of insurance coverage;

•	risks relating to our outstanding indebtedness; and

•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.    Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended September 30, 2017	Three months ended October 1, 2016
Net sales	$4,364.9	$4,046.1
Cost of goods sold	3,810.2	3,534.8

Gross profit	554.7	511.3
Operating expenses	504.2	479.7

Operating profit	50.5	31.6

Other expense, net:
Interest expense	14.6	12.9
Other, net	(0.3)	(0.8)

Other expense, net	14.3	12.1

Income before taxes	36.2	19.5
Income tax expense	13.6	7.3

Net income	$22.6	$12.2

Weighted-average common shares outstanding:
Basic	100.9	99.9
Diluted	103.9	102.8
Earnings per common share:
Basic	$0.22	$0.12
Diluted	$0.22	$0.12

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of September 30, 2017	As of July 1, 2017
ASSETS
Current assets:
Cash	$6.9	$8.1
Accounts receivable, less allowances of $18.9 and $17.0	1,058.6	1,028.5
Inventories, net	1,034.0	1,013.3
Prepaid expenses and other current assets	33.3	35.0

Total current assets	2,132.8	2,084.9
Goodwill	738.7	718.6
Other intangible assets, net	215.6	201.1
Property, plant and equipment, net	737.6	740.7
Restricted cash and other assets	58.6	58.8

Total assets	$3,883.3	$3,804.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,113.7	$1,125.3
Accrued expenses	249.4	246.0
Long-term debt – current installments	5.9	5.8
Capital and finance lease obligations—current installments	6.1	5.9
Derivative liabilities	0.1	0.3

Total current liabilities	1,375.2	1,383.3
Long-term debt	1,308.7	1,241.9
Deferred income tax liability, net	100.4	103.0
Capital and finance lease obligations, excluding current installments	43.1	44.0
Other long-term liabilities	106.5	106.4

Total liabilities	2,933.9	2,878.6

Total shareholders’ equity	949.4	925.5

Total liabilities and shareholders’ equity	$3,883.3	$3,804.1

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three months ended September 30, 2017	Three months ended October 1, 2016 (1)
Cash flows from operating activities:
Net income	$22.6	$12.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and intangible asset amortization	31.4	29.5
Non cash activities	3.8	6.3
Changes in operating assets and liabilities, net
Accounts receivable	(20.1)	(37.3)
Inventories	(5.0)	(29.6)
Prepaid expenses and other assets	4.5	2.6
Trade accounts payable and outstanding checks in excess of deposits	(20.8)	(43.5)
Accrued expenses and other liabilities	(0.4)	(15.4)

Net cash provided by (used in) operating activities	16.0	(75.2)

Cash flows from investing activities:
Purchases of property, plant and equipment	(16.5)	(34.8)
Net cash paid for acquisitions	(63.2)	(14.8)
Other	0.1	0.1

Net cash used in investing activities	(79.6)	(49.5)

Cash flows from financing activities:
Net borrowings under debt	66.6	124.7
Proceeds from equity	0.2	0.3
Other	(4.4)	(2.3)

Net cash provided by financing activities	62.4	122.7

Net decrease in cash and restricted cash	(1.2)	(2.0)
Cash and restricted cash, beginning of period	21.0	23.8

Cash and restricted cash, end of period	$19.8	$21.8

(1)	The condensed consolidated statement of cash flows for the three months ended October 1, 2016 has been adjusted to reflect the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The consolidated statements of cash flows explain the change during the periods in the total of cash and restricted cash. Therefore, restricted cash activity is included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 30, 2017	As of July 1, 2017
Cash	$6.9	$8.1
Restricted cash, included in Restricted cash and other assets (2)	12.9	12.9

Total cash and restricted cash	$19.8	$21.0

(2)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information are as follows:

(In millions)	Three months ended September 30, 2017	Three months ended October 1, 2016
Cash paid during the year for:
Interest	$8.9	$5.4
Income taxes, net of refunds	1.3	0.2

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	September 30, 2017	October 1, 2016	Change	%
Net income (GAAP)	$22.6	$12.2	$10.4	85.2
Interest expense, net	14.6	12.9	1.7	13.2
Income tax expense	13.6	7.3	6.3	86.3
Depreciation	24.8	20.8	4.0	19.2
Amortization of intangible assets	6.6	8.7	(2.1)	(24.1)

EBITDA	82.2	61.9	20.3	32.8
Impact of non-cash items (A)	4.3	4.7	(0.4)	(8.5)
Impact of acquisition, integration & reorganization charges (B)	2.4	2.4	—	—
Impact of productivity initiatives (C)	1.3	4.1	(2.8)	(68.3)
Impact of other adjustment items (D)	0.5	2.9	(2.4)	(82.8)

Adjusted EBITDA (Non-GAAP)	$90.7	$76.0	$14.7	19.3

Diluted earnings per share (GAAP)	$0.22	$0.12	$0.10	83.3
Impact of non-cash items	0.04	0.04	—	—
Impact of acquisition, integration & reorganization charges	0.02	0.02	—	—
Impact of productivity initiatives	0.01	0.04	(0.03)	(75.0)
Impact of other adjustment items	0.01	0.03	(0.02)	(66.7)
Tax impact of adjustments	(0.03)	(0.05)	0.02	40.0

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.27	$0.20	$0.07	35.0

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.4 million and $4.2 million for the first quarter of fiscal 2018 and fiscal 2017, respectively. In addition, this includes increases in the LIFO reserve of $0.8 million for the first quarter of fiscal 2018 and $0.6 million for the first quarter of fiscal 2017.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.	Consists of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under the Company’s credit agreements.

Segment Results

We have three segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense, as well as the operations of certain recent acquisitions.

In the first quarter of fiscal 2018, the Company reorganized its information technology department, and expenses associated with business application teams are now included in the segment results. The EBITDA for Performance Foodservice, Vistar and Corporate & All Other for the three months ended October 1, 2016 has been adjusted to reflect this change.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 30, 2017	October 1, 2016	Change	%
Performance Foodservice	$2,627.1	$2,436.4	$190.7	7.8
PFG Customized	896.1	867.3	28.8	3.3
Vistar	796.8	741.5	55.3	7.5
Corporate & All Other	108.1	58.9	49.2	83.5
Intersegment Eliminations	(63.2)	(58.0)	(5.2)	(9.0)

Total net sales	$4,364.9	$4,046.1	$318.8	7.9

EBITDA

	Three Months Ended
	September 30, 2017	October 1, 2016	Change	%
Performance Foodservice	$78.8	$72.6	$6.2	8.5
PFG Customized	5.2	3.9	1.3	33.3
Vistar	25.8	21.8	4.0	18.3
Corporate & All Other	(27.6)	(36.4)	8.8	24.2

Total EBITDA	$82.2	$61.9	$20.3	32.8